   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 1999
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------

                       LATTICE SEMICONDUCTOR CORPORATION

             (Exact name of Registrant as specified in its charter)

           DELAWARE                   93-0835214
 (State or other jurisdiction      (I.R.S. Employer
              of                Identification Number)
incorporation or organization)

                             5555 N.E. MOORE COURT
                          HILLSBORO, OREGON 97124-6421
                                 (503) 268-8000

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               STEPHEN A. SKAGGS
                            CHIEF FINANCIAL OFFICER
                       LATTICE SEMICONDUCTOR CORPORATION
                             5555 N.E. MOORE COURT
                          HILLSBORO, OREGON 97124-6421
                                 (503) 268-8000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                    COPY TO:

                               JOHN A. FORE, ESQ.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                              Palo Alto, CA 94304
                                 (650) 493-9300
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                   AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
    TITLE OF SECURITIES TO BE REGISTERED       BE REGISTERED(1)       PER SHARE(2)        OFFERING PRICE      REGISTRATION FEE
Common Stock, $0.01 par value per share,
  upon exercise of warrants to purchase
  shares of Common Stock....................    110,100 shares          $25.0625           $2,759,381.25           $767.11

(1) The amount of shares to be registered reflects a two-for-one stock split effected in the form of a stock dividend paid on September 16, 1999.

(2) The proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(g) under the Securities Act of 1933, as amended, under which rule the per share price is estimated by reference to the exercise price of the securities, which exercise price is $25.0625.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 21, 1999
                             PRELIMINARY PROSPECTUS
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION
STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.   THIS
PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                 110,100 SHARES

                       LATTICE SEMICONDUCTOR CORPORATION

                                  COMMON STOCK

                               ------------------

    This prospectus relates to 110,100 shares of common stock, $0.01 par value, of Lattice Semiconductor Corporation that are issuable upon exercise of a warrant granted to Bain & Company, Inc., the selling stockholder identified in this prospectus. The selling stockholder is offering all of the shares to be sold in the offering. Lattice will not receive any of the proceeds from the offering.

    Lattice Semiconductor Corporation's Common Stock is traded on the Nasdaq National Market under the symbol "LSCC." On December 20, 1999, the last reported sale price for the Common Stock on the Nasdaq National Market was $47.50 per share.

    INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 2.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED
            IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS             .

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF OUR COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY REVIEW THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT.

    OUR WAFER SUPPLY COULD BE INTERRUPTED OR REDUCED AND RESULT IN A SHORTAGE OF FINISHED PRODUCTS AVAILABLE FOR SALE

    We do not manufacture finished silicon wafers. Currently all of our silicon wafers are manufactured by Seiko Epson in Japan, AMD in the United States and the UMC Group, a group of affiliated companies, in Taiwan. If Seiko Epson, through its U.S. affiliate Epson Electronics America, AMD or the UMC Group significantly interrupts or reduces our wafer supply, our operating results would be adversely affected.

    In the past, we have experienced delays in obtaining wafers and in securing supply commitments from our foundries. At present, we anticipate that our supply commitments are adequate. However, these existing supply commitments may not be sufficient for us to satisfy customer demand in future periods. Additionally, notwithstanding our supply commitments we may still have difficulty in obtaining wafer deliveries consistent with the supply commitments. We negotiate wafer prices and supply commitments on at least an annual basis. If Seiko Epson, Epson Electronics America, AMD or the UMC Group reduces our supply commitment or increases our wafer prices, and we cannot find alternative sources of wafer supply, our operating results could be adversely affected.

    Many other factors that could disrupt our wafer supply are beyond our control. Since worldwide manufacturing capacity for silicon wafers is limited and inelastic, we could be adversely affected by significant industry-wide increases in overall wafer demand or interruptions in wafer supply. Additionally, although the recent earthquake in Taiwan has not had a material adverse effect on our operating results, a future disruption of Seiko Epson's, AMD's or the UMC Group's foundry operations as a result of a fire, earthquake or other natural disaster could disrupt our wafer supply and could have an adverse effect on our operating results.

    IF OUR FOUNDRY PARTNERS EXPERIENCE QUALITY OR YIELD PROBLEMS, WE MAY FACE A SHORTAGE OF FINISHED PRODUCTS AVAILABLE FOR SALE

    We depend on our foundries to deliver reliable silicon wafers with acceptable yields in a timely manner. As is common in our industry, we have experienced wafer yield problems and delivery delays in the past. If our foundries are unable to produce silicon wafers that meet our specifications, with acceptable yields, for a prolonged period, our operating results could be adversely affected.

    Substantially all of our revenue is derived from products based on a specialized silicon wafer manufacturing process technology called E(2)CMOS. The reliable manufacture of high performance E(2)CMOS semiconductor wafers is a complicated and technically demanding process requiring:

    - a high degree of technical skill;

    - state-of-the-art equipment;

    - the absence of defects in the masks used to print circuits on a wafer;

    - the elimination of minute impurities and errors in each step of the fabrication process; and

    - effective cooperation between the wafer supplier and the circuit designer.

    As a result, our foundries may experience difficulties in achieving acceptable quality and yield levels when manufacturing our silicon wafers.

    OUR PRODUCTS MAY NOT BE COMPETITIVE IF WE ARE UNSUCCESSFUL IN MIGRATING OUR MANUFACTURING PROCESSES TO MORE ADVANCED TECHNOLOGIES

    In order to develop new products and maintain the competitiveness of existing products, we need to migrate to more advanced wafer manufacturing processes that utilize larger wafer sizes and smaller device geometries. We may also utilize additional foundries. Since we depend upon foundries to provide their facilities and support for our process technology development, we may experience delays in the availability of advanced wafer manufacturing process technologies at existing or new wafer fabrication facilities. As a result, volume production of our advanced E(2)CMOS process technologies at the new fabs of Seiko Epson, the UMC Group or future foundries may not be achieved. This could have an adverse effect on our operating results.

    WE MAY BE UNSUCCESSFUL IN DEFINING, DEVELOPING OR SELLING NEW PRODUCTS REQUIRED TO MAINTAIN OR EXPAND OUR BUSINESS

    As a semiconductor company, we operate in a dynamic environment marked by rapid product obsolescence. Our future success depends on our ability to introduce new or improved products that meet customer needs while achieving acceptable margins. If we fail to introduce these new products in a timely manner or these products fail to achieve market acceptance, our business and financial condition will be adversely affected.

    The introduction of new products in a dynamic market environment presents significant business challenges. Product development commitments and expenditures must be made well in advance of product sales. The success of a new product depends on accurate forecasts of long-term market demand and future technology developments.

    Our future revenue growth is dependent on market acceptance of our new proprietary ISP product families and the continued market acceptance of our proprietary software development tools. The success of these products is dependent on a variety of specific technical factors including:

    - successful product definition;

    - timely and efficient completion of product design;

    - timely and efficient implementation of wafer manufacturing and assembly processes;

    - product performance; and

    - the quality and reliability of the product.

    If, due to these or other factors, our new products do not achieve market acceptance, our business and financial condition will be adversely affected.

    WE MAY EXPERIENCE UNEXPECTED DIFFICULTIES INTEGRATING VANTIS

    We acquired Vantis on June 15, 1999, and are currently in the process of integrating Vantis with our other operations. If integration is unsuccessful, more difficult or more time consuming than originally planned, we may incur unexpected disruptions to our ongoing business. These disruptions may have an adverse effect on our operations and financial results. Further, the following specific factors may adversely affect our ability to integrate the business of
Vantis:

    - we may experience unexpected losses of key employees or customers;

    - we may experience difficulties or delays in conforming the standards, processes, procedures and controls of our two businesses;

    - we may experience unexpected costs and discover unexpected liabilities;

    - we may not achieve expected levels of revenue growth, cost reduction and profitability improvement; and

    - we may not be able to coordinate our new product and process development in a way which enables us to bring new technologies to the market in a timely manner.

    In addition, as part of our acquisition of Vantis, we entered into arrangements with Vantis' former parent, AMD, for AMD to provide Vantis with certain manufacturing support and administrative services. In the event AMD fails to provide these services, or provides such services at a level of quality and timeliness inconsistent with the historical delivery of such services, our ability to integrate Vantis will be severely hampered and our business may suffer.

    DETERIORATION OF CONDITIONS IN ASIA MAY DISRUPT OUR EXISTING SUPPLY ARRANGEMENTS AND RESULT IN A SHORTAGE OF FINISHED PRODUCTS AVAILABLE FOR SALE

    Two of our three silicon wafer suppliers operate fabs located in Asia. Our finished silicon wafers are assembled and tested by independent subcontractors located in Hong Kong, Malaysia, the Philippines, South Korea, Taiwan and Thailand. A prolonged interruption in our supply from any of these subcontractors could have an adverse effect on our operating results.

    Although we have yet not experienced significant supply interruptions, the economic, financial, social and political situation in Asia has recently been volatile. Financial difficulties, governmental actions or restrictions, prolonged work stoppages or any other difficulties experienced by these suppliers may disrupt our supply and could have an adverse effect on our operating results.

    Our wafer purchases from Seiko Epson are denominated in Japanese yen. The value of the dollar with respect to the yen has fluctuated in the past and may not remain stable in the future. Future substantial deterioration of dollar-yen exchange rates could have an adverse effect on our operating results.

    EXPORT SALES ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR REVENUES AND MAY DECLINE IN THE FUTURE DUE TO ECONOMIC AND GOVERNMENTAL UNCERTAINTIES

    Our export sales are affected by unique risks frequently associated with foreign economies including:

    - changes in local economic conditions;

    - exchange rate volatility;

    - governmental controls and trade restrictions;

    - export license requirements and restrictions on the export of technology;

    - political instability;

    - changes in tax rates, tariffs or freight rates;

    - interruptions in air transportation; and

    - difficulties in staffing and managing foreign sales offices.

    For example, our export sales have recently been affected by the Asian economic crisis. Significant changes in the economic climate in the foreign countries where we derive our export sales could have an adverse effect on our operating results.

    IF OUR ASSEMBLY AND TEST SUBCONTRACTORS EXPERIENCE QUALITY OR YIELD PROBLEMS, WE MAY FACE A SHORTAGE OF FINISHED PRODUCTS AVAILABLE FOR SALE

    We rely on subcontractors to assemble and test our devices with acceptable quality and yield levels. As is common in our industry, we have experienced quality and yield problems in the past. If we experience prolonged quality or yield problems in the future, there could be an adverse effect on our operating results.

    The majority of our revenue is derived from semiconductor devices assembled in advanced packages. The assembly of advanced packages is a complex process requiring:

    - a high degree of technical skill;

    - state-of-the-art equipment;

    - the absence of defects in lead frames used to attach semiconductor devices to the package;

    - the elimination of raw material impurities and errors in each step of the process; and

    - effective cooperation between the assembly subcontractor and the device manufacturer.

    As a result, our subcontractors may experience difficulties in achieving acceptable quality and yield levels when assembling and testing our semiconductor devices.

    THE CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY MAY LIMIT OUR ABILITY TO MAINTAIN OR INCREASE REVENUE AND PROFIT LEVELS DURING FUTURE INDUSTRY DOWNTURNS

    The semiconductor industry is highly cyclical, to a greater extent than other less dynamic or less technology-driven industries. In the past, our financial performance has been negatively affected by significant downturns in the semiconductor industry as a result of:

    - the cyclical nature of the demand for the products of semiconductor customers;

    - general reductions in inventory levels by customers;

    - excess production capacity; and

    - accelerated declines in average selling prices.

    If these or other conditions in the semiconductor industry occur in the future, there could be an adverse effect on our operating results.

    OUR FUTURE QUARTERLY OPERATING RESULTS MAY FLUCTUATE AND THEREFORE MAY FAIL TO MEET EXPECTATIONS

    Our quarterly operating results have fluctuated in the past and may continue to fluctuate in the future. Consequently, our operating results may fail to meet the expectations of analysts and investors. As a result of industry conditions and the following specific factors, our quarterly operating results are more likely to fluctuate and are more difficult to predict than a typical non-technology company of our size and maturity:

    - general economic conditions in the countries where we sell our products;

    - the timing of our and our competitors' new product introductions;

    - product obsolescence;

    - the scheduling, rescheduling and cancellation of large orders by our customers;

    - the cyclical nature of demand for our customers' products;

    - our ability to develop new process technologies and achieve volume production at the new fabs of Seiko Epson and the UMC Group or at another foundry;

    - changes in manufacturing yields;

    - adverse movements in exchange rates, interest rates or tax rates; and

    - the availability of adequate supply commitments from our wafer foundries and assembly and test subcontractors.

    As a result of these factors, our past financial results are not necessarily a good predictor of our future results.

    WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE IN THE HIGHLY COMPETITIVE SEMICONDUCTOR INDUSTRY

    The semiconductor industry is intensely competitive and many of our direct and indirect competitors have substantially greater financial, technological, manufacturing, marketing and sales resources. If we are unable to compete successfully in this environment, our future results will be adversely affected.

    The current level of competition in the programmable logic market is high and may increase as our market expands. We currently compete directly with companies that have licensed our products and technology or have developed similar products. We also compete indirectly with numerous semiconductor companies that offer products and solutions based on alternative technologies. These direct and indirect competitors are established multinational semiconductor companies as well as emerging companies. We also may experience significant competition from foreign companies in the future.

    WE MAY FAIL TO RETAIN OR ATTRACT THE SPECIALIZED TECHNICAL AND MANAGEMENT PERSONNEL REQUIRED TO SUCCESSFULLY OPERATE OUR BUSINESS

    To a greater degree than most non-technology companies or larger technology companies, our future success depends on our ability to attract and retain highly qualified technical and management personnel. As a mid-sized company, we are particularly dependent on a relatively small group of key employees. Competition for skilled technical and management employees is intense within our industry. As a result, we may not be able to retain our existing key technical and management personnel. In addition, we may not be able to attract additional qualified employees in the future. If we are unable to retain existing key employees or are unable to hire new qualified employees, our operating results could be adversely affected.

    IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR FINANCIAL RESULTS AND COMPETITIVE POSITION MAY SUFFER

    Our success depends in part on our proprietary technology. However, we may fail to adequately protect this technology. As a result, we may lose our competitive position or face significant expense to protect or enforce our intellectual property rights.

    We intend to continue to protect our proprietary technology through patents, copyrights and trade secrets. Despite this intention, we may not be successful in achieving adequate protection. Claims allowed on any of our patents may not be sufficiently broad to protect our technology. Patents issued to us also may be challenged, invalidated or circumvented. Finally, our competitors may develop similar technology independently.

    Companies in the semiconductor industry vigorously pursue their intellectual property rights. If we become involved in protracted intellectual property disputes or litigation we may utilize substantial financial and management resources, which could have an adverse effect on our operating results. We may also be subject to future intellectual property claims or judgements. If these were to occur, we might not be able to obtain a license on favorable terms or at all to any intellectual property that we might allegedly infringe and, without such licenses, our operating results might be adversely affected.

    WE ARE SUBJECT TO RISKS RELATED TO YEAR 2000 PROBLEMS

    We are currently working to address the potential impact of the Year 2000 on the processing of information by our computerized systems, including interfaces to our business partners.

    In June 1999, we completed our planned Year 2000 compliance activities with respect to our products and internal systems, software, equipment and facilities. Based solely on these activities, management believes that all products and material internal systems, software, equipment and facilities are currently Year 2000 compliant. We do not anticipate that potential Year 2000 issues will have a material adverse impact on our financial position or operating results. In the aggregate, approximately $2.0 million in expenses were incurred to fund Year 2000 compliance activities.

    However, we could be adversely impacted if any of our critical business partners were to experience a severe business interruption due to a failure to address their internal Year 2000 issues in a timely manner. The most reasonably likely worst case Year 2000 scenario is a temporary disruption in supplier deliveries or customer shipments. If a severe disruption occurs in either of these two areas and is not corrected in a timely manner, a revenue or profit shortfall may result in the first half of calendar year 2000. Based solely on responses received to date from our business partners, we have no reason to believe that there will be such a material adverse impact. However, if the responses received from our business partners are inaccurate or happen to change, then there could be such a material adverse impact. Management is evaluating Year 2000 business interruption scenarios and developing appropriate contingency plans.

                           FORWARD-LOOKING STATEMENTS

    SOME OF THE INFORMATION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. YOU CAN IDENTIFY THESE STATEMENTS BY FORWARD-LOOKING WORDS SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "BELIEVE," "ESTIMATE" AND "CONTINUE" OR SIMILAR WORDS.

    YOU SHOULD READ STATEMENTS THAT CONTAIN THESE WORDS CAREFULLY BECAUSE THEY:

    - DISCUSS OUR FUTURE EXPECTATIONS;

    - PROJECT OUR FUTURE OPERATING RESULTS OR FINANCIAL CONDITION; OR

    - STATE OTHER "FORWARD-LOOKING" INFORMATION.

    WE BELIEVE IT IS IMPORTANT TO COMMUNICATE OUR EXPECTATIONS TO OUR INVESTORS. THERE MAY BE EVENTS IN THE FUTURE, HOWEVER, THAT WE ARE NOT ACCURATELY ABLE TO PREDICT OR OVER WHICH WE HAVE NO CONTROL.

    THE RISK FACTORS LISTED IN THIS SECTION, AS WELL AS ANY CAUTIONARY LANGUAGE IN THIS PROSPECTUS, PROVIDE EXAMPLES OF RISKS, UNCERTAINTIES AND EVENTS THAT MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTATIONS WE DESCRIBE IN OUR FORWARD-LOOKING STATEMENTS. BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THE OCCURRENCE OF ANY OF THE EVENTS DESCRIBED IN THESE RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS. ADDITIONALLY, UPON THE OCCURRENCE OF ANY OF THESE EVENTS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                                USE OF PROCEEDS

    The proceeds received by Lattice upon exercise of the warrant held by the selling stockholder of approximately $2.8 million will be used for general working capital purposes. However, the selling stockholder will receive all of the proceeds from the shares to be sold in the offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with our consolidated financial statements, related notes and other financial information incorporated herein by reference. The consolidated statement of operations data for the fiscal years ended April 1, 1995, March 30, 1996, March 29, 1997, March 28, 1998 and April 3, 1999 and the consolidated balance sheet data as of April 1, 1995, March 30, 1996, March 29, 1997, March 28, 1998 and April 3, 1999 are derived from the audited consolidated financial statements previously filed with the SEC. The consolidated statement of operations data for the six months ended September 26, 1998 and October 2, 1999 and the consolidated balance sheet data as of September 26, 1998 and October 2, 1999 are derived from our unaudited consolidated financial statements and include, in the opinion of management, all adjustments, including normal recurring adjustments with the exception of the non-recurring in-process research and development charge, relating to the Vantis acquisition, necessary to present fairly the financial information therein. These results are not necessarily indicative of the results that may be expected for future periods. All per share data below has been adjusted to reflect a two-for-one stock split effected in the form of a stock dividend that was paid on September 16, 1999.

                                                           FISCAL YEAR ENDED                        SIX MONTHS ENDED
                                        -------------------------------------------------------   ---------------------
                                        APR. 1,    MAR. 30,    MAR. 29,    MAR. 28,    APR. 3,    SEPT. 26,    OCT. 2,
                                          1995       1996        1997        1998        1999        1998      1999(2)
                                        --------   ---------   ---------   ---------   --------   ----------   --------
                                                                                                       (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenue...............................  $144,083   $198,167    $204,089    $245,894    $200,072     $96,116    $154,711

Costs and expenses:
  Cost of products sold...............    58,936     82,216      83,736      98,883      78,440      38,152      62,652
  Research and development............    22,859     26,825      27,829      32,012      33,190      15,815      27,753
  Selling, general and
    administrative....................    25,020     31,323      33,558      39,934      36,818      18,010      31,238
  In-process research and
    development.......................        --         --          --          --          --          --      89,003
  Amortization of intangible assets...        --         --          --          --          --          --      25,291
                                        --------   --------    --------    --------    --------     -------    --------

    Total costs and expenses..........   106,815    140,364     145,123     170,829     148,448      71,977     235,937
Income (loss) from operations.........    37,268     57,803      58,966      75,065      51,624      24,139     (81,226)
Other income (expense), net...........     3,349      5,442       8,712      10,643      10,668       5,026      (1,840)
                                        --------   --------    --------    --------    --------     -------    --------
Income (loss) before provision
  (benefit) for income taxes..........    40,617     63,245      67,678      85,708      62,292      29,165     (83,066)
Provision (benefit) for income
  taxes...............................    13,651     21,461      22,673      29,141      20,246       9,479     (26,933)
                                        --------   --------    --------    --------    --------     -------    --------
Net income (loss).....................  $ 26,966   $ 41,784    $ 45,005    $ 56,567    $ 42,046     $19,686    $(56,133)
                                        ========   ========    ========    ========    ========     =======    ========
Basic net income (loss) per share.....  $    .72   $   1.03    $   1.00    $   1.22    $    .90     $   .42    $  (1.18)
                                        ========   ========    ========    ========    ========     =======    ========
Diluted net income (loss) per share...  $    .70   $   1.00    $    .98    $   1.18    $    .88     $   .41    $  (1.18)
                                        ========   ========    ========    ========    ========     =======    ========
Shares used in per share calculations:
Basic net income (loss)...............    37,254     40,654      44,920      46,478      46,974      46,992      47,483
Diluted net income (loss).............    38,328     41,958      45,946      47,788      47,638      47,474      47,483

OTHER DATA:
Ratio of earnings to fixed
  charges(1)..........................       152x       194x        209x        254x        158x        164x      --

                                                                 AS OF                                    AS OF
                                        -------------------------------------------------------   ---------------------
                                        APR. 1,    MAR. 30,    MAR. 29,    MAR. 28,    APR. 3,    SEPT. 26,    OCT. 2,
                                          1995       1996        1997        1998        1999        1998      1999(2)
                                        --------   ---------   ---------   ---------   --------   ----------   --------
                                                                                                       (UNAUDITED)
                                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments.........................  $ 88,810   $215,170    $228,647    $267,110    $319,434    $287,072    $135,274
Working capital.......................   106,021    244,649     267,669     283,678     324,204     295,253      63,105
Total assets..........................   192,917    342,935     403,462     489,066     540,896     502,538     830,815
Bank borrowings, net of current
  portion.............................        --         --          --          --          --          --     182,500
Stockholders' equity..................   157,797    298,768     360,491     434,686     483,734     452,244     465,241

------------------------------
(1) Computed by dividing (a) earnings before taxes adjusted for fixed charges by
    (b) fixed charges, which includes interest expense plus the portion of rent expense under operating leases deemed by Lattice to be representative of the interest factor, plus amortization of debt issuance costs. Lattice would have had to generate additional earnings of $83.1 million for the six month period ended October 2, 1999 to achieve a ratio of 1:1.
(2) Includes our acquisition of Vantis in June 1999.

                          PRICE RANGE OF COMMON STOCK

    The following table sets forth the range of high and low sale prices of Lattice's common stock for the indicated periods as reported by the Nasdaq National Market, adjusted to reflect a two-for-one stock split effected in the form of a stock dividend that was paid on September 16, 1999. On December 20, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $47.50 per share. As of October 2, 1999, Lattice had approximately 305 stockholders of record.

                                                                HIGH          LOW
                                                              --------      --------
Fiscal year ended March 28, 1998:
  First Quarter.............................................    $31 5/16      $20 3/4
  Second Quarter............................................     37 1/4        27 7/16
  Third Quarter.............................................     33 3/4        22 1/2
  Fourth Quarter............................................     28 1/2        19 7/8

Fiscal year ending April 3, 1999
  First Quarter.............................................     27 5/16       12 13/16
  Second Quarter............................................     18 5/16       11 5/8
  Third Quarter.............................................     23 1/4         9 7/16
  Fourth Quarter............................................     28 5/32       18 7/8

Fiscal year ending January 1, 2000(1)
  First Quarter.............................................     31 7/16       19 1/32
  Second Quarter............................................     34 5/8        26 15/16
  Third Quarter (through December 20, 1999).................     54 3/8        27 1/4

------------------------

(1) On November 9, 1999, the Board of Directors of Lattice approved a change in Lattice's accounting year from a fiscal year ending on the Saturday closest to March 31 to a fiscal year ending on the Saturday closest to December 31. As a result, Lattice's current fiscal year will end on January 1, 2000.

                                DIVIDEND POLICY

    Lattice has never declared or paid cash dividends on its common stock. The Board of Directors currently intends to retain all earnings for use in Lattice's business. Therefore, Lattice does not anticipate declaring or paying any cash dividends on its common stock in the foreseeable future.

                              PLAN OF DISTRIBUTION

    The selling stockholder may sell all or a portion of the shares from time to time on the Nasdaq National Market for its own accounts at prices prevailing in the public market at the times of such sales. The selling stockholder may also make private sales directly or through one or more brokers. These brokers may act as agents or as principals. The selling stockholder will pay all sales commissions and similar expenses related to the sale of the shares. Lattice will pay all expenses related to the registration of the shares.

    The selling stockholder and any broker executing selling orders on behalf of the selling stockholder may be considered an "underwriter" under the Securities Act. As a result, commissions received by a broker may be treated as underwriting commissions under the Securities Act. Any broker-dealer participating as an agent in that kind of transaction may receive commissions from the selling stockholder and from any purchaser of shares.

                       OFFICES AND PLACE OF INCORPORATION

    Lattice was incorporated in Oregon in 1983 and reincorporated in Delaware in 1985. Our principal executive offices are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124-6421, and our telephone number at that location is
(503) 268-8000.

                                 LEGAL MATTERS

    Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, has passed upon the validity of the issuance of the common stock offered by this prospectus for Lattice.

                                    EXPERTS

    The consolidated financial statements of Lattice Semiconductor Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K, as amended, for the year ended April 3, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of Vantis Corporation as of December 27, 1998 and December 28, 1997, and for the three years in the period ended December 27, 1998, appearing in Lattice Semiconductor Corporation's Current Report on
Form 8-K filed on June 25, 1999, amended on August 20, 1999 (Form 8-K/A), have been audited by Ernst & Young LLP, independent auditors, as stated in their report included therein and incorporated herein by reference and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the SEC, in accordance with the Securities and Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other information filed with the SEC are available to the public over the Internet at the SEC's World Wide Web site http://www.sec.gov.

    The Commission allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

    - Our Annual Report on Form 10-K, as amended, for the fiscal year ended April 3, 1999;

    - Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 3,
      1999;

    - Our Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 1999;

    - Our Proxy Statement for the 1999 annual meeting of stockholders;

    - Our Current Report on Form 8-K filed on June 25, 1999, and amended on August 20, 1999;

    - Our Current Report on Form 8-K filed on October 21, 1999;

    - Our Current Report on Form 8-K filed on November 8, 1999;

    - Our Current Report on Form 8-K filed on November 19, 1999;

    - Our Current Report on Form 8-K filed on December 15, 1999;

    - The description of our common stock which is contained in our Registration Statement on Form 8-A filed with the Commission on September 27, 1989, including any amendment or report filed for the purpose of updating any such description; and

    - The description of the preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the Commission on September 13, 1991.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Investor Relations Department
    Lattice Semiconductor Corporation
    5555 N.E. Moore Court
    Hillsboro, Oregon 97124-6421
    (503) 268-8000

    You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date on the front of this document.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission registration fee.........  $   767.11
Fees and expenses of counsel................................    8,000.00
Fees and expenses of accountants............................    2,000.00
Blue sky fees and expenses..................................    1,500.00
Miscellaneous...............................................      232.89
                                                              ----------
  Total.....................................................  $12,500.00
                                                              ==========

    Except for the Securities and Exchange Commission (the "Commission") registration fee, all of the foregoing expenses have been estimated. All of the above expenses will be paid by Lattice.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Lattice's Certificate of Incorporation (the "Certificate") limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for their conduct as a director. Lattice's Bylaws provide that Lattice shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law.

    Section 145 of the Delaware General Corporation Law ("Delaware Law") provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

    Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Certificate have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions and agreements, the Registrant has been informed that in the opinion of the staff of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
         4.1            Warrant to Purchase Shares of Common Stock dated May 4,
                          1999.
         5.1            Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                          Corporation, Counsel to the Registrant.
        23.1            Consent of PricewaterhouseCoopers LLP, Independent
                          Accountants.
        23.2            Consent of Ernst & Young LLP, Independent Auditors.
        23.3            Consent of Wilson Sonsini Goodrich & Rosati, Professional
                          Corporation, Counsel to the Registrant (included in
                          Exhibit 5.1).
        24.1            Power of Attorney (see page II-3 of this Form S-3).

ITEM 17.  UNDERTAKINGS.

    (a) The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on December 21, 1999.

                                                       LATTICE SEMICONDUCTOR CORPORATION

                                                       By:  /s/ CYRUS Y. TSUI
                                                       --------------------------------------------
                                                       Name:  Cyrus Y. Tsui
                                                       Title:   PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                              AND CHAIRMAN OF THE BOARD

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Cyrus Y. Tsui and Stephen A. Skaggs, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                              TITLE                        DATE
             ---------                              -----                        ----
         /s/ CYRUS Y. TSUI           President, Chief Executive Officer   December 21, 1999
----------------------------------     (Principal Executive Officer) and
           Cyrus Y. Tsui               Chairman of the Board of
                                       Directors

       /s/ STEPHEN A. SKAGGS         Senior Vice President, Chief         December 21, 1999
----------------------------------     Financial Officer (Principal
         Stephen A. Skaggs             Financial and Accounting Officer)
                                       and Secretary

       /s/ MARK O. HATFIELD          Director                             December 21, 1999
----------------------------------
         Mark O. Hatfield

        /s/ DANIEL S. HAUER          Director                             December 21, 1999
----------------------------------
          Daniel S. Hauer

             SIGNATURE                              TITLE                        DATE
             ---------                              -----                        ----
        /s/ HARRY A. MERLO           Director                             December 21, 1999
----------------------------------
          Harry A. Merlo

       /s/ LARRY W. SONSINI          Director                             December 21, 1999
----------------------------------
         Larry W. Sonsini

       /s/ DOUGLAS C. STRAIN         Director                             December 21, 1999
----------------------------------
         Douglas C. Strain

                       LATTICE SEMICONDUCTOR CORPORATION

                       REGISTRATION STATEMENT ON FORM S-3

                               INDEX TO EXHIBITS

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
         4.1            Warrant to Purchase Shares of Common Stock dated May 4,
                        1999.
         5.1            Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation, Counsel to the Registrant.
        23.1            Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants.
        23.2            Consent of Ernst & Young LLP, Independent Auditors.
        23.3            Consent of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation, Counsel to the Registrant (included in Exhibit
                        5.1).
        24.1            Power of Attorney (see page II-3 of the initial filing of
                        this Form S-3).